Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Presidio, Inc. of our report dated September 21, 2017, relating to the consolidated financial statements, and the financial statement schedules, of Presidio, Inc., appearing in the Annual Report on Form 10-K of Presidio, Inc. for the year ended June 30, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ RSM US LLP

McLean, Virginia

November 14, 2017